CERTIFICATE OF AMENDMENT OF CERTIFICATE
                       OF INCORPORATION BEFORE PAYMENT OF
                            ANY PART OF THE CAPITAL

                                       OF
                               OMNI ASSETS, INC.

      Omni Assets, Inc. (hereinafter called the "corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

      1. The name of the corporation is OMNI ASSETS, INC.

      2. The corporation has not received any payment for any of its stock.

      3. The certificate of incorporation of the corporation is hereby amended by striking out Article Fourth thereof and by substituting in lieu of said Article the following new Article Fourth:

                  "The amount of the total authorized capital stock of the corporation is 50,000,000 all of which are of .00001 par value and classified as Common stock.

      4. The amendment of the certificate of incorporation of the corporation herein certified was duly adopted, pursuant to the provisions of Section 241 of the General Corporation Law of the State of Delaware, by the sole incorporator, no directors having been named in the certificate of incorporation and no directors having been elected.

Executed on this 25th day of October, 1999.

                                       /s/ Carol Zappelli
                                       --------------------------------
                                       Sole incorporator